Exhibit 21

Subsidiaries of the Registrant

The Registrant has the following subsidiaries each of which was wholly owned by the Registrant, except as noted below:

Name	Jurisdiction of Incorporation
NDC Health Information Services (Arizona) Inc.	Delaware
Physerv Solutions, Inc.	Delaware
HealthTran LLC (Note 1)	Delaware
NDC of Canada, Inc.	Delaware
NDC Health Pharmacy Systems and Services, Inc.	Delaware
National Data Corporation of Canada	Canada
NDC Health Pharmacy Systems and Services, ULC	Canada
NDC Health Holding GmbH (Note 4)	Germany
NDC Health GmbH and Co. KG (Note 2, Note 4)	Germany
NDC Health Management GmbH (Note 3, Note 4)	Germany
NDC Health Holdings UK Limited (Note 4)	United Kingdom
NDC Health Limited (Note 4)	United Kingdom
NDC Health Data Services Limited (Note 4)	United Kingdom

Note 1.	HealthTran LLC is 49.5% owned by the Registrant.
Note 2.	NDC Health GmbH and Co. KG is 51% owned by the Registrant.
Note 3.	NDC Health Management GmbH is 51% owned by the Registrant.
Note 4.	Subsidiaries Discontinued Operations effective May 28, 2004